                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             -----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO
                             FILED PURSUANT TO 13d-2

                       (Amendment No. ________________)1

                       NEUROBIOLOGICAL TECHNOLOGIES, INC.
             -------------------------------------------------------
                                (Name of Issuer)



                    COMMON STOCK , PAR VALUE $0.001 PER SHARE
             -------------------------------------------------------
                         (Title of Class of Securities)



                                   00064124W1
             -------------------------------------------------------
                                 (CUSIP Number)



                                 AUGUST 3, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                             /   / Rule 13d-1(b)

                             / X / Rule 13d-1(c)

                             /   / Rule 13d-1(d)

-------------------

         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------------                                          -----------------------------------
CUSIP No. 00064124W1                                      13G                     Page 2 of 5 Pages
----------------------------------------                                          -----------------------------------


---------- ----------------------------------------------------------------------------------------------------------
1.
           NAME OF REPORTING PERSON
           IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           MERZ + CO. GMBH & CO.
           NONE

---------- ----------------------------------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                   (a) / /
                                                                                                   (b) / /
---------- ----------------------------------------------------------------------------------------------------------
3.         SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION
                    GERMANY
---------------------------- ----------------- ---------------------------------- -----------------------------------
Number of Shares             5.                SOLE VOTING POWER                  650,419
Beneficially Owned By Each
Reporting Person With
                             ----------------- ---------------------------------- -----------------------------------
                             6.                SHARED VOTING POWER                NIL
                             ----------------- ---------------------------------- -----------------------------------
                             7.                SOLE DISPOSITIVE POWER             650,419
                             ----------------- ---------------------------------- -----------------------------------
                             8.                SHARED DISPOSITIVE POWER           NIL
---------- ----------------------------------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    650,419
---------- ----------------------------------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                    / /
---------- ----------------------------------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                    6.2%
---------- ----------------------------------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON*
                    00
---------- ----------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER

                  Neurobiological Technologies, Inc.

ITEM 1(b).        ADDRESS OF ISSUERS' PRINCIPAL EXECUTIVE OFFICES

                  1387 Marina Way South
                  Richmond, California  94804

ITEM 2(a).        NAME OF PERSONS FILING

                  Merz + Co. GmbH & Co.


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE
                  Eckenheimer Landstrasse 100-104
                  60318 Frankfurt a.M.
                  Germany


ITEM 2(c).        CITIZENSHIP

                  Germany


ITEM 2(d).        TITLE OF CLASS OF SECURITIES

                  Common Stock

ITEM 2(e).        CUSIP NUMBER

                  00064124W1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR 2(c), CHECK WHETHER THE PERSON FILING IS A

                  N.A.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS BOX.  / X /



ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned: Immediately exercisable right to convert loans, including interest thereon, into 650,419 shares of Common Stock

    (b) Percent of Class: 6.2% (assumes exercise of conversion rights)

    (c) Number of shares as to which such person has:

        (i)   sole power to vote or to direct the vote: 650,419

        (ii)  shared power to vote or to direct the vote: 0

        (iii) sole power to dispose or to direct the disposition of: 650,419

        (iv)  shared power to dispose or to direct the disposition of: 0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  N.A.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  N.A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  N.A.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  N.A.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                  N.A.

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities, and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: August 9, 1999


                                        Merz + Co. GmbH & Co.


                                         /s/ Dr. Peter Mauritz
                                        --------------------------------------
                                        By:   Dr. Peter Mauritz
                                        Its:

                                         /s/ H. W. GLAAB
                                        --------------------------------------
                                        By:   H. W. GLAAB
                                        Its: